UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2016

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On September 22, 2016, Berkshire Hills Bancorp, Inc. (the “Company”), Berkshire Bank (the “Bank”), a wholly-owned subsidiary of the Company, and James M. Moses, Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, entered into a three-year executive change in control agreement (the “Agreement”).

The Agreement has an initial term of approximately three years until September 30, 2019.  Within sixty (60) days prior to September 30, 2017, and continuing annually thereafter, the Compensation Committee of the Board of Directors of the Company and Bank may renew the Agreement for an additional year so that the remaining term will again become three years.

In the event of, or in connection with, a “change in control” (as defined in the Agreement) of the Company or the Bank or the Company followed by the executive’s involuntary termination other than for cause or upon his resignation for “good reason” (as defined in the Agreement), he would become entitled to a lump sum cash severance benefit equal to three times his base salary and the greater of the average cash incentive earned in the prior two calendar years or the cash incentive that would be paid or payable to the executive at target level for the fiscal year in which the termination of employment occurs, plus the annual cash incentive pro-rated through the date of termination.  In addition to the cash severance payment, the executive would be entitled to the continuation of life insurance and non-taxable medical and dental coverage for three years following his termination of employment, with the executive paying his share of the premiums, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he will receive a lump sum cash payment equal to the value of the benefits.  The severance payments would be reduced to avoid liability under Section 280G of the Internal Revenue Code of 1986, as amended, for the excise tax applicable to “excess parachute payments” only if such reduction would result in the executive receiving a greater total payment as measured on an after-tax basis.

The executive will have no right to receive severance benefits under the Agreement if the Company or Bank terminates the executive’s employment for “cause” (as defined in the Agreement) or if his employment terminates prior to and not in connection with a change in control.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the copy of the Agreement attached hereto as exhibit 10.1 of this Current Report on Form 8-K, and incorporated by reference into this Item 5.02.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Three-Year Executive Change in Control Agreement by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and James M. Moses, dated September 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.
DATE: September 23, 2016	By:	/s/ Linda A. Johnston
Linda A. Johnston, Executive Vice
President –Human Resources